Exhibit 99.1

NEWS RELEASE

Enbridge Appoints New Directors to its Board

CALGARY, ALBERTA, November 5, 2021 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge) is pleased to announce that its Board of Directors has appointed Gaurdie Banister and Jane Rowe as directors of Enbridge, effective November 4, 2021.

Mr. Banister has more than 40 years of experience within the energy sector, most recently as the CEO of Aera Energy LLC. Prior thereto, he had a long and successful career at Royal Dutch Shell, including various senior leadership roles between 1980 and 2007. Mr. Banister is currently a director of Tyson Foods and Dow Inc.

Ms. Rowe is a highly experienced executive with strong strategic business and financial skills, currently serving as Vice Chair, Investments, of the Ontario Teachers’ Pension Plan Board. She has extensive banking and corporate finance experience, having spent over 20 years at Scotiabank in various senior leadership roles. Ms. Rowe currently sits on the boards of TD Bank Group and Cadillac Fairview.

"On behalf of the Board of Directors of Enbridge, we are very pleased to welcome Gaurdie and Jane to the Enbridge Board. They each have extensive business experience and will be excellent additions to our Board. We look forward to their contributions,” stated Greg Ebel, the Chair of the Board of Directors of Enbridge.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,766 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

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